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                                                      Exhibit 4.4


VOID AFTER MA       , 2001

REDEEMABLE WARRANT CERTIFICATE FOR PURCHASE

OF COMMON STOCK OF

No. IW

NUMBER OF WARRANTS

INTERCORP EXCELLE INC.

CUSIP 458651 11 4

This certifies that FOR VALUE RECEIVED


or registered assigns (the ``Registered Holder'') is the owner of the number of Redeemable Warrants (the ``Warrants'') specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share of Common Stock, no par value, of Intercorp Excelle Inc., a Canadian corporation (the
``Company''), at any time between         , 1997 and the Expiration Date (as
hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of Continental Stock Transfer & Trust Company as Warrant Agent, or its successor (the ``Warrant Agent''), accompanied by payment of $6.00 per share (the ``Purchase Price'') in lawful money of the United States of America in cash or by official bank or certified check made payable to the Warrant Agent.

This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms and conditions set forth in the Warrant Agreement (the ``Warrant Agreement''), dated as of
        , 1997, by and among the Company, the Warrant Agent, Sharpe Capital, Inc., Aegis Capital Corp. and Klein Maus and Shire Inc.

In the event of certain contingencies provided for in the Warrant Agreement, the Purchase Price or the number of shares of Common Stock subject to purchase

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upon the exercise of each Warrant represented hereby are subject to modification or adjustment.

Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of less than all the Warrants represented hereby the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Warrants.

The term ``Expiration Date'' shall mean 5:00 p.m. (Eastern time) on        ,
2001, or such earlier date as the Warrants shall be redeemed. If such date shall in the State of New York be a holiday or a day on which the banks are authorized to close, then the Expiration Date shall be 5:00 p.m. (Eastern time) the next day which in the State of New York is not a holiday nor a day in which banks are authorized to close.

The Company shall not be obligated to deliver any securities pursuant to the exercise of this Warrant unless a registration statement under the Securities Act of 1933, with respect to such securities is effective. The Company has covenanted and agreed that it will file a registration statement and will use its best efforts to cause the same to become effective and to keep such registration statement current while any of the Warrants are outstanding. This Warrant shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Warrants, each of such new Warrant Certificates to represent such number of Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment together with any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agrement.

Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.


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Commencing        , 1997 (or earlier, with the prior written consent of
Sharpe Capital, Inc.), this Warrant may be redeemed at the option of the Company, at a Redemption Price of $0.10 per Warrant, provided the closing bid price of the Company's Common Stock on the Nasdaq SmallCap Market as reported by the National Quotation Bureau, Incorproated (or the last sale price, if quoted on a national securities exchange) exceeds 150% of the then exercise price of the Warrant to be called for a period of 20 consecutive business days ending on the third day prior to the day on which notice is given during the period in which the Warrants are exercisable. Notice of redemption shall be given not later than the thirtieth (30th) day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after the date fixed for redemption, the Registered Holder shall have no rights with respect to this Warrant except to receive the $0.10 per Warrant upon surrender of this Certificate.

Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

The Company has agreed to pay a fee of five percent (5%) of the Purchase Price upon certain conditions as specified in the Warrant Agreement upon the exercise of this Warrant.

This Warrant Certificate shall be governed by nd construed in accordance with the laws of the State of New York.

This Warrant Certificate is not valid unless countersigned by the Warrant
Agent.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile by two (2) of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.

Dated:


Countersigned:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

as Warrant Agent


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By:

Authorized Officer


INTERCORP EXCELLE INC.


By:


CHIEF EXECUTIVE OFFICER


By:


PRESIDENT